Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Brookfield Investment Funds and to the use of our report dated January 30, 2017 on the financial statements and financial highlights of Center Coast MLP Focus Fund, a series of the Investment Managers Series Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 5, 2017